EXHIBIT 5


                          BUCHANAN INGERSOLL LETTERHEAD



  Stephen M. Cohen                           Two Logan Square, 12th Floor
  215-665-3873                               18th and Arch Sts
                                             Philadelphia, PA 19103-2771
                                             Telephone: 215-665-8700

                                             Fax: 215-569-2066




PMR Corporation
3990 Old Town Avenue, Suite 206A
San Diego, California 92110



May 29, 1996




Re: The Corporation's Registration Statement on Form S-3



Gentlemen:

     We have participated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by PMR Corporation (the "Corporation") for the purpose of registering for resale under the Securities Act of 1933, 1,388,087 shares of Common Stock of the Corporation, $.01 par value, which consists of 97,087 shares of Common Stock previously issued by the Company in connection with certain private placement transactions, 700,000 shares of Common Stock issuable upon the conversion of an outstanding class of convertible preferred stock and 591,000 shares of Common Stock issuable upon the exercise of certain outstanding Common Stock purchase warrants and options previously issued by the Company in private placement transactions. As counsel to the Corporation, we have examined such corporate records, certificates and other documents as we considered to be relevant and necessary to express the opinion hereinafter set forth.

     On the basis of the foregoing and of our consideration of such other legal and factual matters as we have deemed appropriate, we are of the opinion that the 97,087 shares of Common Stock of the Corporation, the 700,000 shares of Common Stock issuable upon the conversion of the outstanding class of convertible preferred stock and the 591,000 shares of Common Stock issuable upon the exercise of the outstanding Common Stock purchase warrants and options, covered by the Registration Statement have been duly authorized and, when the warrants and options are exercised and upon the conversion of the convertible preferred stock, will be legally issued, fully paid and non-assessable, assuming that the applicable exercise price or conversion price is paid with respect to each share of Common Stock prior to issuance of such warrants, options, and convertible preferred stock, and full compliance with the terms of the warrants, options and convertible preferred stock is otherwise made.



     This opinion is being delivered to you in compliance with Item 601(b)(5)(i) of Regulation S-K of the Securities Act of 1933, as amended. This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.







                                          Very truly yours,

                                          BUCHANAN INGERSOLL
                                          PROFESSIONAL CORPORATION


                                          BY: /s/ STEPHEN M. COHEN

                                               Stephen M. Cohen